CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to the American Depositary receipts of BP p.l.c.	821,427	$10.00	$8,214,270	$1,120.43

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement STOCK-STR-2.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-8 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$8,214,270.00
Underwriting discount	$0.125	$102,678.38
Proceeds, before expenses, to BAC	$9.875	$8,111,591.62

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

November 29, 2012

821,427 Units

$10 principal amount per unit

CUSIP No. 06053D781

Pricing Date November 29, 2012

Settlement Date December 6, 2012

Maturity Date December 13, 2013

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c.

¡ Automatically callable if the Observation Level of the Underlying Stock on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

¡ In the event of an automatic call, the amount payable per unit will be:

¡ $10.84550 if called on the first Observation Date

¡ $11.26825 if called on the second Observation Date

¡ $11.69100 if called on the final Observation Date

¡ If not called, a maturity of approximately one year

¡ If not called, 1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5% decline, with up to 95% of your principal at risk

¡ All payments are subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ Limited secondary market liquidity, with no exchange listing

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the American Depositary Receipts of BP p.l.c. (the “Underlying Stock”) on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Underlying Stock. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Underlying Stock. The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.81 per unit. The notes are subject to an automatic call, and the initial value estimate is based on an assumed tenor of the notes. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-8.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Underlying Stock:	American Depositary Receipts of BP p.l.c. (the “Underlying Company”) (NYSE symbol: “BP”)
Starting Value:	41.38, the Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:	The Observation Level on the final Observation Date.
Observation Level:	The Closing Market Price of one share of the Underlying Stock on any Observation Date, multiplied by the Price Multiplier.
Observation Dates:

May 17, 2013, August 16, 2013, and December 6, 2013 (the final Observation Date).

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page S-21 of product supplement STOCK-STR-2.

Call Level:	41.38 (100% of the Starting Value, rounded to two decimals)
Call Amounts (per Unit) and Call Premiums:

$10.84550, representing a Call Premium of 8.4550% of the Original Offering Price, if called on the first Observation Date;

$11.26825, representing a Call Premium of 12.6825% of the Original Offering Price, if called on the second Observation Date; and

$11.69100, representing a Call Premium of 16.9100% of the Original Offering Price, if called on the final Observation Date.

Call Settlement Dates:

May 24, 2013, August 23, 2013, and December 13, 2013, subject to postponement as described on page S-29 of product supplement STOCK-STR-2; provided, however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	39.31 (95% of the Starting Value, rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-22 of product supplement STOCK-STR-2.
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-8.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC

Payments Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK-STR-2 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512147445/d327227d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK-STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Observation Level of the Underlying Stock on any of the Observation Dates will be equal to or greater than the Starting Value, and, in that case, you accept an early exit from your investment.

▪

You accept that the investment return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Stock is significantly greater than the applicable Call Premium.

▪	If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You believe that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪	You seek an uncapped return on your investment.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Hypothetical Payments and Examples of Payments at Maturity

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 95.00;

3)	a Call Level of 100.00;

4)	the term of the notes from December 6, 2012 to December 13, 2013;

5)	the Call Premium of 8.4550% of the Original Offering Price if the notes are called on the first Observation Date, 12.6825% if called on the second Observation Date, and 16.9100% if called on the final Observation Date; and

6)	Observation Dates occurring on May 17, 2013, August 16, 2013, and December 6, 2013 (the final Observation Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 41.38, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Notes Are Called on an Observation Date

The notes will be called at $10.00000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $0.84550 = $10.84550 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.26825 = $11.26825 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.69100 = $11.69100 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.00000.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

$10 +	[	$10 ×	(80.00 – 95.00)	]	= $8.50000
100.00

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5

Starting Value	100.00	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00	100.00

Threshold Value	95.00	95.00	95.00	95.00	95.00

Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00

Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00

Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	80.00

Total Return of the Underlying Stock(1)	12.44%	8.73%	10.33%	2.33%	-14.67%

Return of the Notes	8.4550%	12.6825%	16.9100%	0.0000%	-15.0000%

Call Amount / Redemption Amount per Unit	$10.84550	$11.26825	$11.69100	$10.00000	$8.50000

(1)	The total return of the Underlying Stock assumes:

(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Observation Level or Ending Value, as applicable;

(b)	a constant dividend yield of 5.23% per annum; and

(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK-STR-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stock.

▪

The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the price of the Underlying Stock, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-8. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Underlying Stock) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions of the Underlying Company.

▪

While we or our affiliates may from time to time own securities of the Underlying Company, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes — Anti-Dilution Adjustments” beginning on page S-22 of product supplement STOCK-STR-2.

▪	The value of the Underlying Stock may not accurately track the value of the common shares of the Underlying Company.

▪	Exchange rate movements may adversely impact the value of the Underlying Stock.

▪	Adverse trading conditions in the United Kingdom may negatively affect the value of the Underlying Stock.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK-STR-2.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not independently verified the accuracy or completeness of the following information. BP p.l.c. is an oil and petrochemicals company. The company explores for and produces oil and natural gas, refines, markets, and supplies petroleum products, generates solar energy, and manufactures and markets chemicals. BP’s chemicals include terephthalic acid, acetic acid, acrylonitrile, ethylene and polyethylene.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 313807.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “BP.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2007 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2007	First Quarter	65.98	58.80
	Second Quarter	72.14	64.84
	Third Quarter	75.01	63.00
	Fourth Quarter	79.70	67.62

2008	First Quarter	74.99	59.89
	Second Quarter	76.12	61.39
	Third Quarter	68.17	49.14
	Fourth Quarter	51.26	39.56

2009	First Quarter	49.05	34.14
	Second Quarter	52.32	38.90
	Third Quarter	55.39	45.22
	Fourth Quarter	59.93	50.73

2010	First Quarter	62.32	52.43
	Second Quarter	60.57	26.97
	Third Quarter	41.33	29.35
	Fourth Quarter	44.44	40.00

2011	First Quarter	49.25	43.25
	Second Quarter	46.95	41.80
	Third Quarter	46.77	35.73
	Fourth Quarter	45.50	35.22

2012	First Quarter	47.96	43.70
	Second Quarter	45.34	36.46
	Third Quarter	43.86	39.63
	Fourth Quarter (through the pricing date)	43.54	40.03

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable estimated maturity and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.02 to $0.04 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, reduced the estimated initial value of the notes at the time the terms of the notes were set.

At maturity, or upon automatic call, our payments will be calculated based on the performance of the Underlying Stock and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 of product supplement STOCK-STR-2.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Stock.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK-STR-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

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Strategic Accelerated Redemption Securities® Linked to the American Depositary Receipts of BP p.l.c., due December 13, 2013

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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